EMPLOYMENT AGREEMENT
                                 --------------------

               AGREEMENT, dated as of May 11, 1998, by and between EQUIDYNE

          SYSTEMS, INC., a California corporation (the "Company"), and

          LAWRENCE A. PETERSEN (the "Executive").



                                 W I T N E S S E T H:
                                 - - - - - - - - - -

               WHEREAS, the Executive has been employed by the Company, and the Company was acquired by and has become a wholly-owned

          subsidiary of American Electromedics Corp. ("AEC"); and

               WHEREAS, this Agreement is a condition to the closing of the merger of ESI Acquisition Corporation, a wholly-owned subsidiary of AEC, with and into the Company; and

               WHEREAS, the Company and the Executive desire to assure

          continuity of the Executive's services upon the terms and

          conditions of this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the

          covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

               1.   Retention of Employment.  The Company hereby employs
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          the Executive as President of the Company, and the Executive

          hereby accepts such employment, all upon and subject to the terms and conditions hereinafter set forth.

               2.   Term.  The term (the "Term") of the employment under
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          this Agreement shall be for an initial period commencing on May

          11, 1998 and terminating on November 30, 2001 and automatically renewed for additional one (1) year periods thereafter unless either party gives the other written notice of termination not less than sixty (60) days prior to the end of the initial Term or any renewal Term.

               3.   Position, Duties and Representations.
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                    3.01 Service with the Company.  The Executive shall
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          serve as President of the Company.  The Executive agrees to perform such executive employment duties for the Company

          consistent with such position, and as the Board of Directors, the

          Executive Committee or the Chairman of the Board shall assign to him from time to time consistent with his position with the

          Company.

                    3.02 Scope of Services.  The Executive agrees to serve
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          the Company faithfully and to the best of his ability and to devote his full business time, attention and efforts necessary to advance the business and affairs of the Company during the Term of this Agreement.  If requested, the Executive shall serve as a director of the Company and an officer and/or director of any subsidiary of the Company, without any additional compensation hereunder.

               4.   Compensation.
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                    4.01 Annual Salary.  The Executive shall receive an
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          annual base salary ("Base Salary") of One Hundred Twenty Five

          Thousand Dollars ($125,000) per year, payable in accordance with the Company's normal payroll practices.  In addition, on an annual basis the Board of Directors or the Compensation Committee shall review the Executive's compensation with a view toward increases in the Base Salary, and/or payment of a bonus, based upon the Executive's performance during the preceding year or pursuant to guidelines established by the Compensation Committee of AEC.  Payment of a bonus shall be entirely at the discretion of the Board of Directors.

                    4.02 Participation in Benefit Plans.  The Executive
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          shall also be entitled, to the extent that his position, title,

          tenure, salary, age, health and other qualifications make him eligible, to participate in all employee benefit plans or

          programs (including, but not limited to, medical/dental

          insurance, disability, stock option, retirement and pension plans and vacation time, sick leave and holidays) of the Company currently in existence on the date hereof or as may hereafter be instituted from time to time.  The Executive's participation in any such plan or program shall be subject to the provisions,

          rules and regulations applicable thereto.

                    4.03 Stock Options.  The Company shall cause AEC to
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          grant to the Executive stock options (the "Options") under AEC's

          1996 Stock Option Plan for the purchase of an aggregate of One

          Hundred Thousand (100,000) shares AEC's Common Stock, Fifty

          Thousand (50,000) Options of which at an exercise price of One

          Dollar ($1.00) per share, with Five Thousand (5,000) of such

          Options to vest immediately and Forty Five Thousand (45,000) of such Options to vest ratably over the term of this Agreement, and the remaining Fifty Thousand (50,000) Options of which at an exercise price of Three Dollars ($3.00) per share, with Five

          Thousand (5,000) of such Options to vest immediately and Forty

          Five Thousand (45,000) of such Options to vest ratably over the term of this Agreement.  All Options not so vested at the

          termination of employment of the Executive pursuant to Section

          6.0 hereof, shall be canceled simultaneous to such termination of employment and have no further force or effect.  The Options, to the maximum extent possible, shall be "incentive" stock options,

          as defined in Section 422 of the Internal Revenue Code of 1986,

          as amended and shall be evidenced by a separate option agreement which shall govern.

                    4.04 Expenses.  In accordance with the Company's
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          policies established from time to time, the Company shall pay or reimburse the Executive for all reasonable and necessary out-of-

          pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers and receipts.

               5.   Non-Disclosure of Confidential Information; Non-
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                    Competition.
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                    5.01 Confidentiality.  Except as may be in furtherance
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          of the Executive's performance of his functions as a senior executive officer of the Company, the Executive shall not,

          throughout the Term of this Agreement and thereafter, disclose to any third party or use or authorize any third party to use, any information relating to the business, business plans, trade secrets or other interests of the Company (including customers and clients of the Company) which is confidential and valuable to the Company or AEC or any of their subsidiaries or any third party (including customers and clients of the Company) and which is not known to the public (the "Confidential Information").  The

          Confidential Information is and will remain the sole and

          exclusive property of the Company, and during the Term of this

          Agreement, the Confidential Information, when entrusted to the

          Executive's custody, shall be deemed to remain at all times in the Company's sole possession and control.  Notwithstanding the foregoing, the Executive may, after prior written notice to the

          Company (to the extent such notice is possible under the

          circumstances) disclose such Confidential Information pursuant to subpoena or other legal process, and promptly thereafter shall advise the Company in writing as to the Confidential Information which was disclosed and the circumstances of such disclosure.

                    5.02 Return of Documents.  The Executive agrees that,
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          upon the termination of his employment with the Company for any reason, he shall forthwith deliver to the Company any and all documents and other material however recorded or stored in any medium or by any method, and all copies thereof, in his

          possession or under his control relating to any Confidential

          Information which is otherwise the property of the Company.

                    5.03 Non-Competition.  The Executive recognizes that
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          the services to be performed by him for the Company are special and unique.  The Executive further recognizes that the nature of the Company's business is such that the Executive will have full knowledge of the Company's business plans and practices.  The parties therefore confirm that, in order to protect the Company's goodwill, and in consideration of the Company entering into this

          Agreement providing for a fixed term of employment of the

          Executive, it is necessary that the Executive agree, and the

          Executive hereby does agree that he will not in the United States of America and/or the Federal Republic of Germany, for a period of two (2) years after the termination of this Agreement, become employed by, a consultant to or a director of, or hold any equity interest as a partner, member or shareholder (to the extent of 5

          % or more of the equity interest thereof), of any sole

          proprietorship, partnership, joint venture, corporation or other business entity which engages in a business directly competitive to any business that the Company is engaged (or has formulated plans to engage) in at the time of termination of this Agreement.

          This Section shall not be applicable if the Executive terminates this Agreement pursuant to Section 6.03 hereof or if the Company terminates this Agreement pursuant to Section 6.04 hereof.

                    5.04 Remedies.  The Executive agrees that any breach or
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          threatened breach by him of any provision of this Section 5 shall entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach.  The parties

          understand and intend that each restriction agreed to by the

          Executive hereinabove shall be construed as separable and

          divisible from every other restriction, and that the

          unenforceability, in whole or in part, of any restriction, will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.  No waiver of any breach of the restrictions contained in this Section 5 shall be deemed a waiver of any future breach.

               6.   Termination.
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                    6.01 Disability.  If the Executive is determined to be
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          disabled (as defined below), the Company shall have the option to terminate this Agreement by written notice to the Executive stating the date of termination, which date may be any time subsequent to the date of such determination.  The Executive shall be considered disabled if, due to illness or injury, either physical or mental, he is unable to perform his customary duties and responsibilities as required by this Agreement for more than two (2) months in the aggregate out of any period of six (6)

          consecutive months.  The determination that the Executive is disabled shall be made by the Board of Directors of the Company

          (with the Executive abstaining from the decision if he is then a member of the Board), based upon an examination and certification by a physician selected by the Company subject to the Executive's approval, which approval shall not be unreasonably withheld.  The

          Executive agrees to submit timely to any required medical or other examination, provided that such examination shall be conducted at a location convenient to the Executive and that if the examining physician is other than the Executive's personal physician, the Executive shall have the right to have such personal physician present at such examination.

                    6.02 Death.  If the Executive shall die during the Term
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          of this Agreement, this Agreement and the Executive's employment hereunder shall terminate immediately upon the Executive's death.

                    6.03 By the Executive for Cause.  The Executive may
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          terminate this Agreement for "cause" at any time.  For purposes of this Section 6.03, the term "cause" shall be the failure of the Company to perform in a material respect of its material obligations under this Agreement without proper justification after notice thereof from the Executive and, if curable, the opportunity to cure, within ten (10) days after the receipt of written notice thereof to the Company.

                    6.04 By the Company for Cause.  The Company may
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          terminate this Agreement for "cause" at any time.  For purposes of this Section 6.04, the term "cause" shall be limited to (i)

          conviction of a felony or equivalent crime under the laws of the

          United States or any state, (ii) conviction of a felony or equivalent crime under the laws of any other country or political subdivision thereof involving moral turpitude, (iii) action involving gross negligence having a material adverse effect on the Company, including wilfully aiding the competition, (iv)

          willful misrepresentation at any time during the term hereof by the Executive to the Board of Directors of the Company of any

          material information, (v) the Executive's failure or refusal to perform specific directives of the Company's Board of Directors or Chairman of the Board, which directives are consistent with the scope and nature of the Executive's duties and

          responsibilities, and which are not remedied by the Executive within ten (10) days after the receipt of written notice thereof,

          or (vi) the breach by the Executive of any of his material obligations under this Agreement without proper justification,

          which breach is not cured within ten (10) days after receipt of written notice thereof.  Upon termination of employment by the

          Company pursuant to this Section, the Executive shall receive any accrued Base Salary through the termination date, less any amounts by reason of claims the Company may have against the

          Executive.

                    6.05 Termination Benefit.  Upon termination of
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          employment (i) upon the disability of the Executive pursuant to

          Section 6.01 hereof, (ii) by the Executive's death pursuant to

          Section 6.02 hereof, or (iii) by the Executive, pursuant to

          Section 6.03 hereof, the Executive (or his estate or

          representative) shall receive (A) a severance payment equal to the greater of (i) the amount of the then current annual Base

          Salary or (ii) the continuation of the Base Salary for the balance of the current Term, (B) other than in connection with termination upon the death of the Executive, the continuation of his health benefits for a period of one (1) year from the date of such termination, at the Company's expense, subject to

          discontinuance of health benefits upon the Executive becoming covered by a comparable plan offered by a subsequent employer,

          and (C) all outstanding unvested stock options granted to the

          Executive by the Company for the purchase of shares of its Common

          Stock shall automatically vest and become exercisable, subject to their respective terms.

                    6.06 Change in Control of the Company. (a) If, at
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          anytime during the Term hereof, a change in control of the

          Company (as defined in Subsection (b) below) occurs, then within sixty (60) days after receipt of written notice of such change in control of the Company, the Executive may, by written notice to the Company (or its successor), terminate this Agreement.  In the event of said termination, (i) the Executive shall receive a lump sum payment equal to two (2) times his then current Base Salary,

          payable within thirty (30) days after termination of this

          Agreement, (ii) the Company (or its successor) shall maintain, at its expense, the health plan coverage of the Executive for a period of twelve (12) months after such termination, subject to termination of such health plan benefits upon the Executive becoming covered by a comparable plan offered by a subsequent employer and also subject to any changes in such plan as

          applicable to other executive officers and (iii) all outstanding unvested stock options granted to the Executive under a plan of the Company for the purchase of shares of its Common Stock shall automatically vest and become exercisable subject to their respective terms; provided, however, if the amount to be paid or
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          distributed to the Executive pursuant to this Section 6.06 (taken together with any amounts otherwise to be paid or distributed to the Executive by the Company) (such amounts collectively the

          "Section 6.06 Payment") would result in the application of an excise tax under Section 4999 of the Internal Revenue Code of

          1986, as amended (the "Code"), or any successor or similar provision thereto, the Section 6.06 Payment shall not be paid or distributed in the amounts or at the times otherwise required by this Agreement, but shall instead be paid or distributed

          annually, beginning within thirty (30) days after the termination date and thereafter on each anniversary thereof, in the maximum substantially equal amounts and over the minimum number of years that are determined to be required to reduce the aggregate present value of Section 6.06 Payment to an amount that will not cause any Section 6.06 Payment to be non-deductible under Section

          280G of the Code.  For purposes of this Section 6.06, present value shall be determined in accordance with Section 280G(d)(4)

          of the Code.

                         (b)  "Change of control of the Company" shall be

          deemed to have occurred if:

                    (i)  any "person" or "group" (as "person" and "group"

          are defined in Sections 13(d) and 14(d) of Securities Exchange

          Act of 1934 (the "Exchange Act"), other than (A) the Executive or a person controlled by him, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company,

          (C) a person or group by reason of a transaction with the Company approved by the Company Board of Directors as constituted in accordance with Paragraph (ii) below, or (D) a corporation owned,

          directly or indirectly, by the stockholders of the Company in substantially the same proportions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act),

          directly or indirectly, of securities of the Company representing

          20% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) individuals who on the commencement date of this

          Agreement constitute members of the Board of Directors, or successors chosen by such individuals, shall cease for any reason to constitute a majority of the whole Board of Directors.


               7.   Notices.  All notices, requests, demands or other
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          communications hereunder shall be deemed to have been given if delivered in writing personally or by registered mail to each party at the address set forth below, or at such other address as each party may designate in writing to the other:

               If to the Company:

               American Electromedics Corp.
               13 Columbia Drive
               Amherst, New Hampshire 03031
               Attn: Michael T. Pieniazek, President

               If to Executive:

               Lawrence A. Petersen
               Equidyne Systems, Inc.
               11696 Sorrento Valley Road, Suite J
               San Diego, California 92121

               8.   Entire Agreement.  This Agreement contains the entire
                    ----------------

          understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement (oral or written) between the parties.  No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be

          enforced.

               9.   Successors and Assigns; Binding Effect.  This Agreement
                    --------------------------------------

          will be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive, and his heirs and administrators.  The Company may assign this Agreement to any corporation which is in a consolidated group with the Company,

          provided that the Company shall remain liable hereunder.

               10.  Waiver and Severability.  The waiver by either party of
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          a breach of any terms or conditions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.  In the event that any one or more of the provisions of this Agreement shall be declared to be illegal or

          unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement.

               11.  Heading; Interpretations.  The headings and captions
                    ------------------------

          used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

               12.  Governing Law. All matters concerning the validity and
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          interpretation of and performance under this Agreement shall be governed by the laws of the State of California without regard to the conflicts of law principles thereof.

               IN WITNESS WHEREOF, the parties hereto have executed this

          Agreement as of the date first above written.

                                        EQUIDYNE SYSTEMS, INC.

                                        by:  AMERICAN ELECTROMEDICS CORP.


                                        by:  /s/ Thomas A. Slamecka
                                           --------------------------
                                             Thomas A. Slamecka


                                            /s/ Lawrence A. Petersen
                                        -------------------------------
                                             Lawrence A. Petersen